EXECUTION VERSION

CONFIDENTIAL

Exhibit 99.8

SHARE PURCHASE AGREEMENT

BY AND AMONG

JD.COM E-COMMERCE (INVESTMENT) HONG KONG CORPORATION LIMITED

and

JD.COM INVESTMENT LIMITED

and

凯撒世嘉旅游文化发展集团股份有限公司

(CAISSA SEGA TOURISM CULTURE DEVELOPMENT GROUP CO., LTD)

Dated as of June 19, 2020

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 19, 2020, is entered into by and among,

(i).	JD.com E-commerce (Investment) Hong Kong Corporation Limited, a company incorporated under the laws of Hong Kong; (“JD Hong Kong”)

(ii).	JD.com Investment Limited, a company incorporated under the laws of the British Virgin Islands (“JD BVI”, collectively with JD Hong Kong, the “Sellers”, each a “Seller”); and

(iii).	凯撒世嘉旅游文化发展集团股份有限公司(Caissa Sega Tourism Culture Development Group Co., Ltd), a company incorporated under the laws of the People’s Republic of China (the “Purchaser”).

The Sellers and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, JD Hong Kong directly owns 12,436,780 Class A ordinary shares of the Company (as defined below) and intends to sell to the Purchaser all such Class A ordinary shares (the “Company Shares”);

WHEREAS, JD BVI is the sole shareholder of Fabulous Jade Global Limited (“SPV”), which is a company organized under the laws of the British Virgin Islands and holds 65,625,000 Class A ordinary shares of the Company, and JD BVI intends to sell to the Purchaser all its shares in the SPV (the “SPV Shares”, collectively with the Company Shares, the “Subject Shares”); and

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Subject Shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.

“Agreement” has the meaning ascribed to it in the Preamble.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in Hong Kong, the Cayman Islands, the British Virgin Islands, the PRC or the State of New York are required or authorized to be closed.

“Closing” has the meaning ascribed to it in Section 2.2.

“Closing Date” has the meaning ascribed to it in Section 2.2.

“Company” means Tuniu Corporation, an exempted company incorporated with limited liability under the Laws of the Cayman Islands.

“Company Shares” has the meaning ascribed to it in the Recitals, i.e., 12,436,780 Class A ordinary shares, par value US$0.0001 each, of the Company (as adjusted by share dividend, share combination or similar recapitalization events).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Corresponding Tuniu Shares” means the 65,625,000 Class A ordinary shares of the Company held by the SPV (as adjusted by share dividend, share combination or similar recapitalization events).

“Deposit” has the meaning ascribed to it in Section 6.1(a).

“Dispute” has the meaning ascribed to it in Section 8.3.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Government Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Group Companies” means the Company and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by the Company directly or indirectly through one or more intermediaries, including any variable interest entity Controlled by and consolidated with the Company.

“HKIAC” has the meaning ascribed to it in Section 8.3.

“HKIAC Rules” has the meaning ascribed to it in Section 8.3.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indemnified Party” has the meaning ascribed to it in Section 7.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 7.2(c).

“knowledge” means with respect to any Seller, the knowledge actually possessed and, with respect to the Purchaser, the knowledge actually possessed.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means any pledge, lien, charge, mortgage, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance or restriction on use, voting transfer or receipt of income or exercise of any other attribute of ownership.

“Long Stop Date” means the date falling fifteen (15) months after the date of this Agreement.

“Losses” has the meaning ascribed to it in Section 7.2(a).

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Permit” means any approval, authorization, consent, license, variance, clearance, order, exemption, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Purchaser Indemnitee” has the meaning ascribed to it in Section 7.2(a).

“Purchase Price” means RMB457,607,628, among which RMB72,905,914 is for the sale and purchase of Company Shares and RMB384,701,714 is for the sale and purchase of SPV Shares.

“RMB” means the lawful currency of the PRC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” has the meaning ascribed to it in Section 7.2(b).

“Seller” has the meaning ascribed to it in the Preamble.

“Shareholder Vote Failure” has the meaning ascribed to it in Section 8.8.

“SPV” has the meaning ascribed to it in the Recitals.

“SPV Shares” has the meaning ascribed to it in the Recitals, i.e., 1 ordinary share at a par value of US$1.00 of the SPV (as adjusted by share dividend, share combination or similar recapitalization events).

“Subject Shares” has the meaning ascribed to it in the Recitals.

“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Government Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above and (c) any form of transfer liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above.

“Termination Fee” has the meaning ascribed to it in Section 8.8.

“Third Party Claim” has the meaning ascribed to it in Section 7.2(c)(ii).

“Transfer Date” has the meaning ascribed to it in Section 2.2(a).

“Transfer Notice” has the meaning ascribed to it in Section 2.2(a).

“U.S.” means the United States of America.

“US$” means U.S. dollars, the lawful currency of the U.S.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii) the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof;

(viii) except as otherwise provided herein, any reference in this Agreement to payment of RMB shall be made (x) in offshore RMB funds raised from legitimate sources or (y) in US$ being an equivalent of such amount of RMB calculated at the middle exchange rate published by the People’s Bank of China on the date of payment or an exchange rate otherwise agreed by the Parties.

(ix) any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes; and

(x) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Sale and Purchase of Shares

Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, all of the Sellers’ right, title and interest to the Subject Shares, free and clear of all Liens, in exchange for the payment by the Purchaser to the Sellers of the Purchase Price.

Section 2.2 Transfer Date and Closing Date.

(a) Subject to the satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), the Sellers shall give the Purchaser a notice (the “Transfer Notice”); provided, that the Sellers shall not deliver the Transfer Notice prior to the date that is two (2) months from the date of this Agreement. The Transfer Notice shall specify the date of transfer (which shall be within ten (10) Business Days from the date of the Transfer Notice, the “Transfer Date”).

(b) On the Transfer Date, the Purchaser shall deliver or cause to be delivered to the Sellers an amount in cash equal to the Purchase Price (among which RMB72,905,914 shall be paid to JD Hong Kong and RMB384,701,714 shall be paid to JD BVI), by wire transfer in immediately available funds to a bank account designated by the relevant Seller in writing (each a “Seller’s Account”). Promptly after the initiation of such wire transfer pursuant to this Section 2.2(b), the Purchaser shall deliver via email to the relevant Seller reasonable evidence of such wire transfer. Upon receipt of the applicable Purchase Price in the Seller’s Account, the relevant Seller shall promptly (and in any event within the same Business Day) provide the Purchaser with a written confirmation via email of such receipt.

(c) The sale and purchase of all Subject Shares as contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures by email on the first to occur of (i) the third Business Day after the Sellers’ receipt of the evidence of wire transfer provided by the Purchaser in accordance with Section 2.2(b) and (ii) the date on which the Sellers receive the Purchase Price in the Seller’s Accounts (such date, the “Closing Date”).

Section 2.3 Closing Deliveries by the Sellers. At the Closing, (i) JD Hong Kong shall deliver to the Purchaser a duly executed instrument of transfer evidencing the sale of the Company Shares to the Purchaser, in the form provided by the transfer agent of the Company and (ii) JD BVI shall deliver a duly executed instrument of transfer, substantially in the form attached as Exhibit A hereto, to the SPV’s transfer agent to evidence and effect the transfer and delivery of the SPV Shares to the Purchaser.

Section 2.4 Post-Closing Actions. JD Hong Kong shall use its reasonable best efforts to procure the Company to deliver to the Purchaser the share certificate in respect of the Company Shares and the certified true copy of the register of members of the Company as soon as practicable after the Closing. JD BVI shall use its reasonable efforts to procure the transfer agent of the SPV to deliver to the Purchaser the share certificate in respect of the SPV Shares and the certified true copy of the register of members of the SPV as soon as practicable after the Closing.

ARTICLE III

Representations and Warranties of the Sellers

Each Seller hereby (i) severally but not jointly represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in Section 3.1 through 3.7 in this Article III, and (ii) jointly and severally represents and warrants to the Purchaser as of the date hereof, each of the representations and warranties contained in Section 3.8 in this Article III.

Section 3.1 Organization and Good Standing. Such Seller is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 3.2 Title to the Subject Shares and the Corresponding Tuniu Shares.

(a) (i) Such Seller is the sole and exclusive record owner of the Company Shares, or as the case may be, the SPV Shares, as of the date hereof and as of the Closing Date. Such Seller is the sole beneficial owner of the Company Shares, or as the case may be, the SPV Shares, free and clear of any and all Liens, (ii) the Company Shares and the SPV Shares have been duly authorized, are validly issued and fully paid, (iii) other than this Agreement to which it is a party, there are no outstanding contracts or understandings to which such Seller is a party involving the purchase, sale or other acquisition or disposition of the applicable Subject Shares or any interest therein, and (iv) upon consummation of the Closing as provided in Article II, the Purchaser will have good and valid title to the applicable Subject Shares, and the applicable Subject Shares shall be fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of the applicable Subject Shares. Apart from the shareholder rights and obligations provided in the Subscription Agreement and the Investor Rights Agreement entered into by and between the Company and the SPV in May 2015, the Fifth Amended and Restated Memorandum and Articles of Association of the Company adopted by a Special Resolution on April 4, 2014, as well as the Memorandum of Association and Articles of Association of the SPV, there are no other contractual rights, obligations or restrictions regarding the Company Shares or the SPV Shares respectively.

(b) JD BVI further represents and warrants to the Purchaser that (i) the SPV is the sole and exclusive record owner of the Corresponding Tuniu Shares as of the date hereof and as of the Closing Date, (ii) the SPV is the sole beneficial owner of the Corresponding Tuniu Shares, free and clear of any and all Liens, (iii) the Corresponding Tuniu Shares have been duly authorized, are validly issued, fully paid and non-assessable, (iv) there are no outstanding contracts or understandings involving the purchase, sale or other acquisition or disposition of the Corresponding Tuniu Shares or any interest therein and (v) since its registration, the SPV has not carried out any business or had any assets or liabilities other than holding the Corresponding Tuniu Shares, except for those relating to its incorporation and maintenance.

(c) Upon consummation of the Closing as provided in Article II, the Purchaser shall beneficially own 78,061,780 Class A ordinary shares of the Company (as adjusted by share dividend, share combination or similar recapitalization events).

Section 3.3 Authorization. Such Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Seller have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and, assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.4 Conflicts; Consents of Third Parties. The execution, delivery and performance by such Seller of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of such Seller, or (ii) require any consent under any Contract, Permit or other instrument or arrangement to which such Seller is a party, other than, in the case of clause (ii) above, any such required consent that would not affect such Seller’s ability in material respects to consummate the transactions contemplated herein.

Section 3.5 No Litigation. There are no Legal Proceedings by or against such Seller pending before any Government Authority or, to the knowledge of such Seller, threatened to be brought by or before any Government Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of such Seller to perform its obligations under this Agreement or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

Section 3.7 Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties herein, the offer and sale of the applicable Subject Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

Section 3.8 Information with respect to the Company. To the knowledge of each of the Sellers, as of the signing of this Agreement, there is and has been no event, occurrence, fact, condition or circumstances that (i) is, or could reasonably be expected to be or become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Group Companies taken as a whole, except to the extent that any such material adverse effect results from (A) changes in general economic and market conditions, (B) changes in the generally accepted accounting principles that are generally applicable to comparable companies or (C) acts of war, sabotage, terrorism, COVID-19 outbreak or natural disaster involving any jurisdiction in which the Group Companies operate, and (ii) was or is not reflected in all the public filings with SEC filed by or with respect to the Company (including the Unaudited Fourth Quarter and Fiscal Year 2019 Financial Results announced by the Company on April 9, 2020).

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.

Section 4.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2 Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, assuming due authorization, execution and delivery by the Sellers, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3 Conflicts; Consents of Third Parties. The execution, delivery and performance by the Purchaser of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, or (ii) require any consent under any Contract, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser other than, in the case of clause (ii) above, any such required consent that would not affect the Purchaser’s ability in material respects to consummate the transactions contemplated herein.

Section 4.4 [Reserved].

Section 4.5 No Litigation. There are no Legal Proceedings pending before any Government Authority or, to the knowledge of the Purchaser, threatened to be brought by or before any Government Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement, or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.7 Purchase for Own Account; Economic Risk. The Purchaser is acquiring the Subject Shares not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it (a) can bear the economic risk of its investment in the Subject Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and (c) has independently and without reliance upon the Sellers, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Sellers’ express representations, warranties, covenants and agreements in this Agreement.

Section 4.8 Private Placement; Non-U.S. Person. The Purchaser understands that (a) the Subject Shares have not been registered under the Securities Act or any state securities Laws and (b) the Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Purchaser represents that either: (i) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 4.9 Payment of Funds. At the Closing, the Purchaser has sufficient funds legally available to fund the transactions contemplated by this Agreement.

ARTICLE V

Condition to the Closing

Section 5.1 [Reserved].

Section 5.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to purchase and pay for the Subject Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a) Except for Section 3.8, the representations and warranties of the Sellers contained in Article III of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or material adverse effect, true and correct in all respects) on the date of this Agreement and on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b) The Sellers shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Sellers on or before the Closing Date.

(c) All corporate and other actions required to be taken by the Sellers in connection with the sale of the Subject Shares shall have been completed.

(d) The Purchaser shall have received the Transfer Notice.

Section 5.3 Conditions to Obligations of the Sellers. The obligation of each Seller to sell and transfer the Subject Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by such Seller in its sole discretion:

(a) The representations and warranties of the Purchaser contained in Article IV of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on the date of this Agreement and on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).

(b) The Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(c) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Subject Shares shall have been completed.

ARTICLE VI

Covenants and Additional Agreements

Section 6.1 Deposit.

(a) As security for the fulfilment of this Agreement, the Purchaser shall pay RMB22,880,381.4 as deposit (the “Deposit”) to a bank account designated by the Sellers on or prior to the third day after the date of this Agreement. Notwithstanding any other provision herein, the Purchaser shall have the obligation to pay the Deposit.

(b) If the Closing occurs, as determined by the Purchaser and notified to the Sellers by a written notice,

(i) the Deposit amount shall be deducted from the Purchase Price when the Purchaser pays the Purchase Price on the Transfer Date in accordance with Section 2.2(b), and (x) in respect of JD Hong Kong, an amount of RMB3,645,295.7 shall be deducted from its portion of Purchase Price and (y) in respect of JD BVI, an amount of RMB19,235,085.7 shall be deducted from its portion of Purchase Price; or

(ii) the Deposit shall be refunded to the Purchaser on or prior to the next Business Day after a written confirmation confirming the receipt of the Purchase Price has been issued by each Seller in accordance with Section 2.2(b).

(c) If the Agreement is terminated in accordance with Section 8.10(a), the Deposit shall be treated in accordance with
Section 8.10(b).

(d) If the Sellers fail to refund the Deposit to the Purchaser according to this Agreement, the Sellers shall pay late fee at the rate of 0.01% of the Deposit amount per each overdue day, until full refund and payment of the Deposit and the late fee accrued thereon to the Purchaser.

Section 6.2 The Parties shall use best reasonable efforts to work with each other,

(a) to effect the change of director of the SPV and SPV’s designee to the Company’s board as person(s) designated by the Purchaser on the Closing Date (to the extent practicable) or as soon as possible thereafter; and

(b) for Sellers to deliver SPV’s records (to the extent available to the Sellers) on the Closing Date (to the extent practicable) or as soon as possible thereafter.

Section 6.3 Liquidated Damages

(a) Upon Sellers’ termination of this Agreement pursuant to Section 8.10(a)(ii), the Purchaser shall pay to the Sellers an amount of RMB22,880,381.4 as liquidated damages on the date of receiving the notice of such breach and resulted termination from either Seller, without any Seller being required to present any evidence of the amount or character of actual harm or damages sustained by reason thereof. The Purchaser also agrees that the Sellers are entitled to deduct or withhold the above liquidated damages from the Deposit, in which case the above Seller’s notice of such breach and resulted termination will terminate any of the Purchaser’s right, title or other interest with respect to the Deposit. The Sellers agree that other than such termination pursuant to Section 8.10(a)(ii), under no circumstances shall the Purchaser have the obligation to pay any liquidated damages to the Sellers.

(b) The Purchaser hereby acknowledges and irrevocably agrees, having taken appropriate advice, that Sellers have legitimate commercial interests in requiring the Purchaser to comply with this Section 6.3 and the liquidated damages set out in this Section 6.3 are (i) proportionate to such legitimate commercial interests, in all respects fair and reasonable, and (ii) represent a genuine pre-estimate of the losses, damages, and expenses likely to be suffered or incurred by Sellers arising out of such breach and resulted termination of this Agreement.

(c) The Parties acknowledge that the actual damages likely to result from the above breach of the Agreement are difficult to ascertain on the date this Agreement is entered into and may be difficult for any Party to prove in the event of such breach. Therefore, the Parties intend that above liquidated damages in the amount of RMB22,880,381.4 would be the minimum amount that would reasonably compensate the Sellers for their actual damages sustained, and not as a penalty, due to any breach by the breaching Purchaser of its obligations under the Agreement. The Parties agree that the liquidated damages provision is meant to be a minimum damages calculation and does not limit the Sellers’ ability to seek actual damages in a different amount, attorneys’ fees, or any other relief.

Section 6.4 Further Assurances. Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement.

Section 6.5 Confidentiality and Publicity.

(a) Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person, other than their respective agents, representatives, Affiliates, employees, officers and directors who need to know such confidential information) all confidential information with respect to the other Parties, or relating to the transactions contemplated hereby, (ii) in the event that any Party or any agent, representative, Affiliate, employee, officer or director of such Party becomes legally compelled to disclose any such information (except for information that is legally required to be disclosed in any filing or reporting required under applicable securities law, including any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto and including any rule or regulation of any national securities exchange; provided, however, that to the extent permitted by applicable Laws and without causing delay in making such filing or reporting within the prescribed time limit, the disclosing Party shall provide prior written notice to the other Parties to respond in a reasonable period and all the Parties hereto shall consent to the scope and content of the disclosed information contained in such filing or reporting, the consent of which shall not be unreasonably withheld by any Party and such consent shall be deemed as duly given if any Party does not respond within a reasonable time), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with this Section 6.5(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waives compliance with this Section 6.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Seller) or of the Sellers (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

ARTICLE VII

Indemnification

Section 7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of each Party contained in this Agreement shall survive the Closing until the expiration of the statute of limitations applicable thereto. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement. Neither the period of survival nor the liability of any Party with respect to its respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or any other Party.

Section 7.2 Indemnification.

(a) Indemnification by the Sellers. From and after the Closing, a Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates and its and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, Taxes, fines and penalties (collectively, “Losses”) suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article III by such Seller under this Agreement; or

(ii) any breach or violation of, or failure to perform, any covenants or agreements made herein by such Seller.

(b) Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against all Losses suffered or incurred by the Seller Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article IV made herein by the Purchaser under this Agreement; or

(ii) any breach or violation of, or failure to perform, any covenants or agreements made herein by the Purchaser.

(c) Procedures Relating to Indemnification.

(i) Any Party seeking indemnification under this Section 7.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 8.3.

(ii) If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 7.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 7.3 Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a) The Sellers shall not be liable with respect to any Losses incurred by the Purchaser in respect of Section 3.8 only where the amount of each of such indemnity claims does not exceed USD 500,000 (or its equivalent in another currency).

(b) The maximum liability for each Seller with respect to any Losses incurred by the Purchaser in respect of Section 3.8 only shall not exceed an amount equal to 10% of such Seller’s respective portion of the Purchase Price.

(c) The Indemnified Party shall not be entitled to recover under this Agreement or any other agreement or document entered into or delivered concurrent with or in connection with the execution of this Agreement more than once in respect of the same Losses suffered.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 7.2 for any punitive, incidental, consequential, special or indirect damages, except to the extent any of the foregoing (i) is the reasonably foreseeable result of the applicable breach or (ii) is payable in connection with a Third Party Claim.

(e) Notwithstanding anything in this Agreement to the contrary, any Loss under this Article VII shall be determined without giving effect to any qualification contained in any representation and warranty as to materiality, including material adverse effect.

(f) Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 7.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct by any Party.

(g) For the avoidance of doubt, an Indemnified Party shall be entitled to recover from the applicable Indemnifying Party under this Article VII for any Losses incurred by such Indemnified Party arising out of or resulting from the breach of any representation, warranty, covenant or agreement contained herein, as applicable, whether or not such Indemnified Party (or any of its Affiliates or Representatives) had any knowledge of the breach (or knowledge of any other facts or circumstances relating thereto) on or prior to the date hereof.

Section 7.4 Indemnification Sole and Exclusive Remedy. Following the Closing, indemnification pursuant to this Article VII shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 6.3, Section 8.5 or in the case of fraud or willful misconduct.

ARTICLE VIII

Miscellaneous

Section 8.1 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.2 Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).

Section 8.3 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be referred to and finally settled by arbitration.

(a) The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any Dispute, other than any proceedings to seek the remedy of specific performance as contemplated by Section 8.5.

(b) The law of this arbitration clause as set forth in Section 8.2 shall be the Laws of the State of New York.

(c) The number of arbitrators shall be three (3). The claimant(s), irrespective of number, shall jointly appoint one arbitrator and the respondent(s), irrespective of number, shall jointly appoint one arbitrator. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules.

(d) The language to be used in the arbitration proceedings shall be English.

(e) Subject to the agreement of the arbitral tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the arbitral tribunal already appointed to hear the existing Dispute(s).

(f) The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties.

(g) Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 8.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersedes all other prior understandings and agreements, express or implied, oral or written, between the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Sellers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.5 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof to the extent permitted by applicable Laws. It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity. The Parties agree that under no circumstances will the Sellers be entitled to receive both a grant of specific performance and any monetary damages or other monetary remedies, including all or any portion of the liquidated damages as set forth in Section 6.3.

Section 8.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this Section 8.6) set forth under Exhibit B.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.8 Effectiveness; Binding Effect; Assignment. This Agreement shall become effective on the date first written above; provided that in the event this Agreement is not approved by the requisite shareholder vote of the listed company under the same Control as the Purchaser in a shareholders meeting by September 30, 2020 (the “Shareholder Vote Failure”), this Agreement shall be null and void, with no binding obligation on any Party, except that (i) the Purchaser shall have the obligation to pay the Deposit under Section 6.1(a) and (ii) the Purchaser shall pay to the Sellers a termination fee of RMB22,880,381.4 (the “Termination Fee”) in the event of the Shareholder Vote Failure and the Sellers are entitled to deduct or withhold the Termination Fee from the Deposit upon a notice to the Purchaser, in which case such notice of the Sellers will terminate any of the Purchaser’s right, title or other interest with respect to the Deposit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Seller, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Sellers, and any attempted assignment in violation of this Section 8.8 shall be void; provided that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates upon a two (2) Business Day prior written notice to the Sellers; provided further, that any such assignment shall not relieve the Purchaser of its obligations under this Agreement to the extent not performed by such Affiliate.

Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 8.10 Termination.

(a) Termination Events. This Agreement may be terminated prior to the Closing,

(i) by mutual written consent of the Parties, or

(ii) by the Sellers by sending a notice to the Purchaser if the Purchaser fails to pay the Purchase Price on the Transfer Date in accordance with Section 2.2(b); or

(iii) by the Purchaser or the Sellers if the Closing has not occurred on or before the Long Stop Date.

(b) Effect of Termination.

(i) If the Sellers have validly elected to terminate this Agreement pursuant to Section 8.10(a)(ii), then this Agreement shall be void and of no further force or effect; provided, however that the provisions of Section 1, Section 6.3, Section 6.5, Article VII and Article VIII shall survive the expiration or early termination of this Agreement.

(ii) If Agreement is terminated for any reason other than pursuant to Section 8.10(a)(ii), then (A) this Agreement shall be void and of no further force or effect and there shall be no liability on the part of any Party hereto; provided, however that the provisions of Section 1, Section 6.1, Section 6.5, and Article VIII shall survive the expiration or early termination of this Agreement, and (B) promptly and in no event later than five (5) Business Days after such termination, the Sellers shall refund an amount equal to the Deposit to the Purchaser by wire transfer of immediately available funds to the account(s) designated by the Purchaser.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JD.com E-commerce (Investment) Hong Kong Corporation Limited

By:	/s/ WANG, Nani
Name: WANG, Nani
Title: Sole Director

[Signature Page to SPA]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

JD.com Investment Limited

By:	/s/ WANG, Nani
Name: WANG, Nani
Title: Sole Director

[Signature Page to SPA]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

凯撒世嘉旅游文化发展集团股份有限公司（Caissa Sega Tourism Culture Development Group Co., Ltd）（Seal）

By:	/s/ CHEN, Xiaobing
Name:
Title:

[Signature Page to SPA]

Exhibit A

Form of Instrument of Transfer

We,                                                  (the “Transferor”), a company incorporated in

in consideration of

do hereby transfer to             (the “Transferee”), a company incorporated in

the Shares more particularly described in the Schedule hereto (hereinafter called the “Shares”) standing in our name in the Register of Members of hold unto the said Transferee its Executors, Administrator or Assigns, subject to the several conditions upon which we held the same at the time hereof, and we, the said Transferee do hereby agree to take the Shares subject to the same conditions.

SCHEDULE

NAME OF COMPANY :

NUMBER OF SHARES :

Dated this		day of
Signed by for and behalf of the Transferor:	) ) ) ) ) ) ) )

		, Director	Witness
Signed by for and behalf of the Transferee:	) ) ) ) ) ) ) )

		, Director	Witness

Exhibit B

Notice Address

If to the Purchaser:

凯撒世嘉旅游文化发展集团股份有限公司(Caissa Sega Tourism Culture Development Group Co., Ltd)

4F, Hopson Building B, No. 22 West dawang Road,

Chaoyang District, Beijing, PRC

Attention: Wu Yonghua（吴永华）

Email: wuyonghua@caissa.com.cn

If to the Sellers:

JD.com, Inc.

Legal Department (M&A team),

21/F, Building A, No. 18 Kechuang 11th Street,

Yizhuang Economic and Technological Development Zone,

Daxing District, Beijing 101111, PRC

Attention: Gao Jing (高静)

Email: legalnotice@jd.com

with a copy to:

JD.com, Inc.

18/F, Building A, No. 18 Kechuang 11th Street,

Yizhuang Economic and Technological Development Zone,

Daxing District, Beijing 101111, PRC

Attention: Wang Shanshan (王珊珊)

Email: wangshanshan20@jd.com